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                                                                       EXHIBIT 5


                          (Dykema Gossett Letterhead)

                               December 28, 2000



         Champion Enterprises, Inc.
         2701 Cambridge Court, Suite 300
         Auburn Hills, MI  48326



         Ladies and Gentlemen:

         We have served as counsel to Champion Enterprises, Inc. (the "Company") in connection with the preparation of the Registration Statement (Form S-8) to be filed by the Company on December 28, 2000, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the issuance in the manner described in the Registration Statement of 1,200,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), pursuant to the Company's 2000 Stock Compensation Plan for Nonemployee Directors.

         We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Michigan and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,

                               DYKEMA GOSSETT PLLC

                               /s/ D. RICHARD MCDONALD

                               D. Richard McDonald